                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                        BRUNSWICK TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 117394106
                     ----------------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement /  /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                          Tx ID# 01-402052
                                          CIK 826075

This Form 13F is not filed with respect to holdings of affiliated managers, including Martingale Asset Management, L.P. and other affiliates of Commerzbank A.G., as to which holdings investment discretion is disclaimed.


                                Page 1 of 8 pages
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CUSIP No. 117394106                                                Page 2 of 8
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     MONTGOMERY ASSET MANAGEMENT, LLC  94-3273703
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                                             -0-   (as of 9/30/98)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                                             -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                          -0-   (as of 9/30/98)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                          -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     -0-  (as of 9/30/98)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

     Not applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     -0-  (as of 9/30/98)
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IA
-------------------------------------------------------------------------------

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CUSIP No. 117394106                                                Page 3 of 8
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     MONTGOMERY U.S. EMERGING GROWTH FUND  94-3215737
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                                             -0-   (as of 9/30/98)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                                             -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                          -0-   (as of 9/30/98)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                          -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     -0-  (as of 9/30/98)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

     Not applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     -0-  (as of 9/30/98)
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IV
-------------------------------------------------------------------------------

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                                                                   Page 4 of 8
                              SCHEDULE 13G
ITEM 1.

    (a)   Name of Issuer

          Brunswick Technologies, Inc.
          ---------------------------------------------------------------------

    (b)   Address of Issuer's Principal Executive Offices

          43 Bibber Pwy., Brunswick, ME  04011
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing

          MONTGOMERY ASSET MANAGEMENT, LLC
          ---------------------------------------------------------------------

    (b)   Address of Principal Business Office or, if none, Residence

          101 CALIFORNIA STREET, SAN FRANCISCO, CA  94111
          ---------------------------------------------------------------------

    (c)   Citizenship

          DELAWARE LIMITED LIABILITY COMPANY
          ---------------------------------------------------------------------

    (d)   Title of Class of Securities

          Common Stock
          ---------------------------------------------------------------------

    (e)   CUSIP Number

          11394106
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /X/ An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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                                                                  Page 5 of 8

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

                                -0-  (as of 9/30/98)
    ---------------------------------------------------------------------------

    (b) Percent of class:

                                -0-  (as of 9/30/98)
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

    ---------------------------------------------------------------------------

          (i) Sole power to vote or to direct the vote

                                -0-  (as of 9/30/98)
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

                                -0-
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

                                -0-  (as of 9/30/98)
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

                                -0-
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable

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                                                                  Page 6 of 8

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                           Not applicable

ITEM 10. CERTIFICATION


    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      10/8/98
                                       ----------------------------------------
                                                       Date

                                                 /s/ DANA SCHMIDT
                                       ----------------------------------------
                                                      Signature

                                          DANA SCHMIDT, CORP. VP & PRINCIPAL
                                       ----------------------------------------
                                                      Name/Title


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                                                                  Page 7 of 8

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                           Not applicable

ITEM 10. CERTIFICATION


    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      10/8/98
                                       ----------------------------------------
                                                       Date

                                                 /s/ GREGORY SIEMONS
                                       ----------------------------------------
                                                      Signature

                                           GREGORY SIEMONS, ASST. SECRETARY
                                       ----------------------------------------
                                                      Name/Title

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                                                           Page 8 of 8 Pages



               JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(F)(1)


This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.



Dated:   10/8/98
       ------------


MONTGOMERY U.S. EMERGING GROWTH FUND     MONTGOMERY ASSET MANAGEMENT, LLC
a series of The Montgomery Funds



By:      /s/ Gregory Siemons             By:         /s/ Dana Schmidt
    ----------------------------------       ----------------------------------
    Gregory Siemons, Asst. Secretary         Dana Schmidt, Corp. VP & Principal